UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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Stage Stores, Inc.

(Exact name of registrant as specified in its charter)
________________________________________________________________ (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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____________________________

STAGE STORES INC.

BEALLS ■ PALAIS ROYAL ■ STAGE

____________________________

Notice of 2002
Annual Meeting
and
Proxy Statement

STAGE STORES INC.

BEALLS ■ PALAIS ROYAL ■ STAGE

10201 Main Street
Houston, Texas 77025

April 22, 2002

Dear Shareholder:

On behalf of the Board of Directors, it is my pleasure invite you to attend the 2002 Annual Meeting of Shareholders of Stage Stores, Inc. on Wednesday, May 22, 2002, in Houston, Texas. Information about the meeting is presented in the following pages.

The Annual Meeting will begin with a report on Company operations, followed by discussion and voting on the matters set forth in the accompanying Notice of 2002 Annual Meeting of Shareholders and Proxy Statement and discussion on other business matters properly brought before the meeting.

Your vote is very important. We encourage you to read the Proxy Statement and vote your shares as soon as possible. Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly completing, signing, dating and returning your Proxy Card in the enclosed envelope or by submitting your vote and proxy by phone or by internet.

If you will need special assistance at the Annual Meeting because of a disability, please contact Bob Aronson, Director of Investor Relations, at (800) 579-2302.

Thank you for your continued support of Stage. We look forward to seeing you on May 22.

Sincerely,

James R. Scarborough
Chairman of the Board, Chief Executive Officer and President

                                                            TABLE OF CONTENTS

Notice of 2002 Annual Meeting of Shareholders

Proxy Statement	1
General	1
Voting	1
■ Item 1 - Election of Directors	2
Information Relating to Directors, Nominees and Executive Officers	2
Information Relating to the Board of Directors and Committees	4
Certain Relationships and Related Transactions	6
Compensation Committee Report	7
Summary Compensation Table	11
Stock Options and Stock Appreciation Rights	12
Financial Performance Comparison Graph	14
Employment Agreements	15
Retirement Benefits	17
■ Item 2 - Appointment of Deloitte & Touche LLP as
the Company's Independent Auditors for 2002	18
Independent Auditors Fees	18
Audit Committee Report	19
■ Item 3 - Approval of Material Terms of Executive
Officer Performance Goals	20
Section 16(a) Beneficial Ownership Reporting Compliance	23
Additional Information	24

            ■ To be voted on at the meeting

     Appendix A - Audit Charter

EVERY SHAREHOLDER'S VOTE IS IMPORTANT.
PLEASE COMPLETE, SIGN, DATE AND RETURN
YOUR PROXY FORM AS SOON AS POSSIBLE.

STAGE STORES INC.

BEALLS ■ PALAIS ROYAL ■ STAGE

NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

The 2002 Annual Meeting of Shareholders of Stage Stores, Inc. (the "Company") will be held at the offices of the Company, 10201 Main Street, Houston, Texas 77025 on Wednesday, May 22, 2002, at 1:00 p.m. local time. Following a report on the Company's business operations, the shareholders will vote on the following matters:

1.	Election of nine directors for a term of one year;
2.	Approval of the appointment of Deloitte & Touche LLP, as the Company's independent auditors for 2002;
3.	Approval of Material Terms of Executive Officer Performance Goals; and
4.	Such other matters as may properly come before the meeting.

The Board of Directors has fixed the close of business on April 5, 2002, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

                                                                                                        By Order of the Board of Directors

                                                                                                         Michael E. McCreery
                                                                                                        Executive Vice President,
                                                                                                        Chief Financial Officer, and
                                                                                                        Secretary
                                                                                                        Stage Stores, Inc.

April 22, 2002

PROXY STATEMENT

GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by Stage Stores, Inc. (the "Company") on behalf of the Board of Directors (the "Board") for the 2002 Annual Meeting of Shareholders (the "Annual Meeting") which will be held at the offices of the Company, 10201 Main Street, Houston, Texas 77025 on Wednesday, May 22, 2002, at 1:00 p.m. local time. This Proxy Statement and Proxy Card are first being sent to the shareholders on or about April 22, 2002. The proxy will be voted at the Annual Meeting if the signer of the Proxy or shareholder submitting his vote and proxy by phone or internet was a shareholder of record on April 5, 2002 (the "Record Date").

     References to a particular year are to the Company's fiscal year which is the 52 or 53 week period ending on the Saturday closest to January 31 of the following calendar year (e.g., a reference to "2000" is a reference to the fiscal year ended February 3, 2001, "2001" is a reference to the fiscal year ended February 2, 2002 and a reference to "2002" is a reference to the fiscal year ending February 1, 2003). The 2000 fiscal year consisted of 53 weeks while the 2001 and 2002 fiscal years consist of 52 weeks.

VOTING

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. On the Record Date, there were 19,958,580 shares of common stock, par value $0.01, outstanding and entitled to vote at the Annual Meeting. A list of the shareholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting for purposes relating to the Annual Meeting.

     You can ensure that your shares are voted at the Annual Meeting by submitting your instructions by completing, signing, dating and returning the enclosed Proxy Card in the envelope provided or by submitting your vote and proxy by phone or by internet. Submitting your instructions by Proxy Card, phone or internet will not affect your right to attend the meeting and vote. A shareholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy, or by notifying the Inspectors of Election in writing of such revocation.

     The representation in person or by proxy of a majority of the outstanding shares of common stock entitled to a vote at the Annual Meeting is necessary to provide a quorum for the transaction of business at the Annual Meeting. Shares can only be voted if the shareholder is present in person or is represented by a properly signed proxy or by a vote and proxy submitted by phone or internet. Each shareholder's vote is very important. Whether or not you plan to attend the Annual Meeting in person, please sign and promptly return the enclosed Proxy Card or submit your vote and proxy by phone or by internet. All signed and returned proxies and votes and proxies submitted by phone or internet will be counted towards establishing a quorum for the meeting, regardless of how the shares are voted.

     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the Proxy Card or by submitting your vote and proxy by phone or by internet. If your Proxy Card is signed and returned without specifying choices or if your submission by phone or internet is incomplete, your shares will be voted FOR the Board's proposals, and as the individuals named as proxy deem advisable on all other matters as may properly come before the Annual Meeting.

     You may vote on matters presented at the Annual Meeting in the following ways:

     i By Proxy, by completing the Proxy Card and mailing it in the postage-paid envelope provided, or

     i By Proxy, by submitting your vote and proxy by phone or by internet, or

     i In Person, by attending the Annual Meeting on Wednesday, May 22, 2002, at 1:00 p.m. local time at the Company's headquarters, 10201 Main Street, Houston, Texas 77025.

     For additional information concerning the manner of proxy solicitation and voting, please see "Additional Information" on page 24 of this Proxy Statement

                                                                                                                                MATTERS TO BE ACTED UPON

__________________________________________________________________________________________________________________________________________

ITEM 1 - ELECTION OF DIRECTORS

___________________________________________________________________________________________________________________________________________

INFORMATION RELATING TO DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

In General

At the Annual Meeting, nine directors are to be elected to hold office until the 2003 Annual Meeting and until their successors have been elected and have qualified. Information concerning the nine nominees is set forth below. They are all now directors of the Company and all joined the Board in August 2001. The Board knows of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may recommend.

     Your Board of Directors recommends a vote FOR each nominee for director set forth below.

     The following information pertains to each nominee's (i) age as of April 1, 2002, (ii) principal occupations for the past five years, and (iii) certain other directorships:
Name	Age	Positions Currently Held
James Scarborough	51	Chairman, Chief Executive Officer and President
Michael McCreery	53	Executive Vice President and Chief Financial Officer, Director
Glenn August	40	Director
Scott Davido	40	Director
Alan Gilman	58	Director
Michael Glazer	53	Director
John Mentzer	50	Director
Walter Salmon	71	Director
Ronald Wuensch	59	Director

     Mr. Scarborough has been a Director of the Company since August 24, 2001. He joined the Company's predecessor as Chairman of the Board, President and Chief Executive Officer in August 2000. Mr. Scarborough also acts as the Company's Chief Merchandising Officer. Between 1996 and 2000, Mr. Scarborough was President and Chief Executive Officer of Busy Body, Inc. Busy Body, Inc. filed a petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas Houston Division on May 2, 2001.

     Mr. McCreery has been a Director of the Company since August 24, 2001. He joined the Company's predecessor as Executive Vice President and Chief Financial Officer in February 2001. From 1998 to 2001, Mr. McCreery was Senior Vice President and Chief Financial Officer of Levitz Furniture Company. From 1995 to 1997, Mr. McCreery served as Vice Chairman and Chief Administrative Officer of C.R. Anthony Company.

     Mr. August has been a Director since August 24, 2001. Since September 1999, he has served as President of Oak Hill Advisors, L.P., an investment management firm. Since August 1996, he has served as President of Oak Hill Advisors, Inc., an investment management firm. Mr. August and affiliates of Oak Hill Advisors L.P. and Oak Hill Advisors, Inc. hold an aggregate of approximately 17.7% of the Company's Common Stock. Mr. August is also a Director of Ivex Packaging Corporation.

     Mr. Davido has been a Director since August 24, 2001. Since March 1999, he has served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of The Elder-Beerman Stores Corp. ("Elder-Beerman"). Elder-Beerman operates department stores that sell a wide range of moderate to better branded merchandise, including women's, men's and children's apparel and accessories, cosmetics, home furnishings, and other consumer goods. From January 1998 to March 1999, Mr. Davido served as Senior Vice President, General Counsel and Secretary of Elder-Beerman. From December 1996 to December 1997, he was a partner in the Pittsburgh, Pennsylvania office of Jones, Day, Reavis & Pogue, an international law firm, where he specialized in corporate and bankruptcy law.

     Mr. Gilman has been a Director since August 24, 2001. Since July 2000, he has been a financial and business consultant. From September 1978 to July 2000, Mr. Gilman was a partner at Arthur Andersen LLP, during the last twelve years of which he served as Worldwide Managing Partner of Consumer Products and Retail Industry Programs. He is also a Director of Catuity, Inc. and of Diversified Glass Services, Inc.

     Mr. Glazer has been a Director since August 24, 2001. Since May 1996, he has served as President and Chief Executive Officer of KB Toys. He is also a Director of KB Toys, Big Lots, Inc., Brookstone, Inc. and Berkshire Life Insurance Company.

     Mr. Mentzer has been a Director since August 24, 2001. Since January 1994, he has been a professor of Business Policy in the Department of Marketing, Logistics and Transportation at the University of Tennessee. Professor Mentzer is also President of JTM & Associates, a consulting firm.

     Mr. Salmon has been a Director since August 24, 2001. Since 1997, he has been the Stanley Roth Sr., Professor of Retailing, Emeritus at the Harvard University Graduate School of Business Administration. Professor Salmon is also a Director of Cole National Corporation, Harrah's Entertainment, Inc., Luby's Cafeterias, Inc., The Neiman Marcus Group, PetsMart, Inc. and Party City, Inc.

     Mr. Wuensch has been a Director since August 24, 2001. Since 1992, he has been the President of Wuensch Consulting Group. From April 2000 through March 2001, Mr. Wuensch provided certain bankruptcy related consulting services to the Company's predecessors through Wuensch Consulting Group. In his position with Wuensch Consulting Group, Mr. Wuensch provides executive and financial consulting services to other companies.

Stock Ownership

     The following table shows the number of shares of the Company's common stock and stock options that are beneficially owned by (i) the directors and nominees, (ii) each executive officer named in the summary compensation table, and (iii) all directors and executive officers as a group as of April 5, 2002. This table indicates the alignment of the named individuals' financial interests with the interests of the Company's shareholders because the value of their total Company holdings will increase or decrease in line with the price of the Company's stock.
Name	Numbers of Shares of Common Stock	Percentage of Common Stock	Stock Options
James Scarborough	-	-	1,175,000
Michael McCreery	-	-	235,000
Ron Lucas	-	-	150,000
Ernest Cruse	-	-	150,000
Vivian Baker	-	-	150,000
Glenn August	174,380 (1)	*	20,000	(2)
Scott Davido	-	-	20,000
Alan Gilman	-	-	20,000
Michael Glazer	-	-	20,000
John Mentzer	-	-	20,000
Walter Salmon	1,470	*	20,000
Ronald Wuensch	-	-	20,000
All directors and executive officers as a group (18 persons)	175,850 (1)	*	2,600,000

________________________________________________

*	The number of shares for each individual represents less than 1% of the common stock outstanding.
(1)	Affiliates of Mr. August beneficially own an additional 3,349,812 shares of common stock. Total shares of 3,524,192 represent a combined ownership interest of 17.66% of the common stock outstanding.
(2)	Owned by an affiliate of Mr. August.

INFORMATION RELATING TO THE BOARD OF DIRECTORS AND COMMITTEES

Directors Meetings

      Board Meetings. The Board of Directors was formed on August 24, 2001 upon the Company's emergence from bankruptcy and held two meetings during 2001. During 2001, no current director attended fewer than 75% of the aggregate of the total number of meetings of the Board and of meetings held by committees of the Board on which he was a member. In addition to regularly scheduled meetings, a number of directors were involved in numerous informal meetings with management, offering valuable advice and suggestions on a broad range of corporate matters.

      Among the committees of the Board  are the Audit Committee, Compensation Committee and Nominating Committee.

Audit Committee

      The members of the Audit Committee are Directors Alan Gilman (Chairman), Scott Davido, John Mentzer and Walter Salmon. Messrs. Gilman, Davido, Mentzer and Salmon are independent (as independence is defined in Rule 4200(a)(14) of the National Association of Securities Dealers' ("NASD") listing standards). The Audit Committee is primarily concerned with the effectiveness of the audits of the Company by its internal audit staff and by the independent auditors. Its duties include:  (1) recommending to the full board the selection of independent auditors, (2) reviewing the scope of the audit to be conducted by them, as well as the results of their audit, (3) reviewing the organization and scope of the Company's internal system of audit and financial controls, (4) appraising the Company's financial reporting activities (including its Proxy Statement and Annual Report) and the accounting standards and principles followed, and (5) examining other reviews relating to compliance by employees with important Company policies and applicable laws. There were three meetings of the Audit Committee during 2001. The Audit Committee Report is on page 19.

      On April 5, 2002, the Board adopted a written charter for the Audit Committee of Stage Stores, Inc. (the "Audit Charter"), which amended the written charter adopted by the Board on September 13, 2001. A copy of the Audit Charter is included as Appendix A to this Proxy Statement.

Compensation Committee

      The members of the Compensation Committee are Directors Glenn August (Chairman), Alan Gilman and Michael Glazer. Messrs. August, Gilman and Glazer are outside directors. The Compensation Committee has two primary responsibilities:  (1) to monitor the Company's management resources, structure, succession planning, development and selection process as well as the performance of key executives, and (2) to review and approve executive compensation and changes. It also serves as the committee administering the 2001 Equity Incentive Plan and the Incentive Compensation Plan. The Compensation Committee met three times in 2001. It also met on February 14, 2002 to discuss bonus awards for 2001. The Compensation Committee Report begins on page 7.

Nominating Committee

      The members of the Nominating Committee are Directors Scott Davido (Chairman), Michael Glazer and Walter Salmon. The Nominating Committee's responsibilities include the selection of potential candidates for director and the recommendation of candidates to the Board. It also makes recommendations to the Board concerning the structure and membership of the other Board Committees. The Nominating Committee did not meet in 2001. However, it did meet on March 13, 2002 to consider nominees for the election of directors at the Annual Meeting. This committee will consider shareholder recommendations for directors sent to the Nominating Committee, c/o Michael McCreery, Secretary, Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025.

Compensation of Directors

      Directors who are full-time employees of the Company receive no additional compensation for serving on the Board of Directors. Directors who are not full-time employees of the Company, namely Messrs. August, Davido, Gilman, Glazer, Mentzer, Salmon and Wuensch, receive monthly cash compensation of $2,500 plus expense reimbursement for services rendered as a Director including attendance at quarterly Board of Director and Board Committee meetings, periodic telephone consultations and any other occasional actions requiring a Board Resolution. They also receive $1,500 plus expense reimbursement for each special meeting of the Board and committee meeting held at times other than regularly scheduled quarterly meetings.

      Directors Scott Davido, Alan Gilman, Michael McCreery and Ronald Wuensch, together with Richard Stasyszen, the Company's Senior Vice President, Finance and Controller and Kenneth Brumfield, the Company's Senior Vice President, Credit, are also on the Board of Directors of Granite National Bank ("GNB"). Messrs. Davido, Gilman and Wuensch receive $1,500 plus expense reimbursement for each meeting of the GNB Board attended. The GNB Directors who are full-time employees of the Company receive no additional compensation for serving on the Board of Directors of GNB.

      To further align the non-employee Director's interests with the long-term interest of the shareholders, the Company's 2001 Equity Incentive Plan permitted the granting of options to non-employee Directors in three equal groupings with per share exercise prices of $13.75, $15.00 and $16.25, respectively. The right to exercise these options will vest over four years from August 24, 2001, with 25% of each grouping vesting at the end of each of the first four years following the date of grant and will expire if not exercised ten years from the date of the grant. The non-employee Directors, in the aggregate, have been granted 140,000 options effective August 24, 2001 pursuant to the 2001 Equity Incentive Plan. At the direction of Mr. August, the options to purchase 20,000 shares of Company common stock granted to Mr. August were issued to an affiliate, Oak Hill Advisors L.P., rather than to Mr. August. In addition, Mr. August has directed that any fees payable to him for his service as a Director are to be paid to Oak Hill Advisors, L.P.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Directors

      Glenn August, a Director of the Company, is also the President of Oak Hill Advisors, Inc. and Oak Hill Advisors, L.P. As of September 21, 2001, by virtue of their positions as holders of allowed pre-petition claims in the Chapter 11 Proceedings, Mr. August and his affiliates were issued common stock as detailed in "Stock Ownership" on page 3. On December 7, 2001, the Company executed a Registration Rights Agreement (the "Rights Agreement") with Oak Hill Securities Fund, L.P., Oak Hill Securities Fund-II, L.P., Lerner Enterprises, LP, P&PK Family Ltd. Partnership and Glenn R. August (the "Holders"). The Holders were creditors in the Company's bankruptcy proceeding. Pursuant to the Plan of Reorganization, each of the Holders received shares of common stock in exchange for debt. The Company believes that the issuance of the common stock to the Holders under the Plan of Reorganization satisfies the requirements under Section 1145(a)(1) of the Bankruptcy Code and, therefore, was exempt from registration under the Securities Act of 1933 (the "Securities Act") and state securities laws. However, the Company also believes that Section 1145(a)(1) of the Bankruptcy code does not provide an exemption from registration for the resale of the common stock issued to the Holders. Therefore, the Holders requested, and the Company's Board of Directors approved, the granting of registration rights to the Holders. The Rights Agreement covers the shares beneficially owned by the Holders on December 7, 2001, or at any time thereafter. A copy of the Rights Agreement is an exhibit to the Company's Form 10.

Certain Business Relationships

      Beginning in April 2000 and prior to becoming a Director of the Company, Ronald Wuensch provided certain bankruptcy related consulting services to the Company's predecessors through Wuensch Consulting Group. Under the consulting agreement, Wuensch Consulting Group was paid $265,212 plus $1,100 as reimbursement for expenses during the 2001 fiscal year. The consulting agreement expired on August 24, 2001 and Mr. Wuensch is no longer providing consulting services to the Company.

Transactions with Management

      Pursuant to the Plan of Reorganization, the employment agreements the Company's predecessor had with Messrs. Scarborough and McCreery and for their efforts during the bankruptcy proceedings, the following named executive officers received bonuses upon the Company's emergence from bankruptcy on August 24, 2001, and, effective August 24, 2001, were granted options to purchase the Company's common stock under the Company's 2001 Equity Incentive Plan, as follows and as further described in the table "Stock Options Granted in 2001":

Executive	Emergence Bonus	Stock options

James Scarborough	$ 1,000,000	1,175,000
Michael McCreery	500,000	235,000
Ron Lucas	100,000	150,000
Ernest Cruse	100,000	150,000
Vivian Baker	100,000	150,000
Indebtedness of Management

      During 2001, Ron Lucas, the Company's Executive Vice President, Human Resources, had three loans from the Company outstanding and owed the Company $683,043 in principal and accrued interest at rates ranging from 5.98 to 12%, which was the largest aggregate amount of indebtedness owed by Mr. Lucas to the Company at any time during the 2001 fiscal year. On April 26, 2000, the Company and Mr. Lucas entered into a Secondary Loan Pay-Off Schedule and Retention Agreement. Under the agreement, during 2001, Mr. Lucas' indebtedness, which bore interest at 8.0%, was retired through the application of scheduled repayments and debt forgiveness of $293,252. At February 2, 2002, none of the Company's Directors and executive officers were indebted to the Company.

COMPENSATION COMMITTEE REPORT

Compensation Policies for Executive Officers

      In General. The Compensation Committee of the Board of Directors (the "Compensation Committee"), consisting entirely of non-employee (outside) Directors Glenn August, Alan Gilman and Michael Glazer, approves all of the policies under which compensation is paid or awarded to the Company's executive officers. The Company's executive compensation program is designed to align the interests of senior management with those of the Company's shareholders. It is primarily intended to (i) provide appropriate incentives designed to aid in ensuring the accomplishment of the Company's performance and financial objectives, (ii) help ensure that the Company is able to attract, motivate and retain top-quality management personnel, and (iii) ensure that an appropriate portion of executive compensation is variable and dependent upon the accomplishment of specific performance and financial objectives as well as increases in shareholder value.

      The Company's basic compensation program for executive officers currently consists of the following three elements:  (i) base salary ("Base Salary"), (ii) pay for performance ("Incentive Bonus") and (iii) long-term performance based incentives ("Stock Options"). It is the philosophy of the Compensation Committee to allocate a significant portion of cash compensation to variable performance-based compensation in order to reward executive officers for high achievement. As described below, each element of the Company's executive compensation program has a somewhat different purpose. So that the Company can obtain tax deductions for the full amount of performance-based compensation and awards under pertinent tax law, as described on page 20 of this Proxy Statement, management is requesting shareholders to approve the material terms of performance goals for five years to enable the Company to obtain these tax deductions.

      The Compensation Committee believes that its principal responsibility is to incentivize and reward executive performance that will lead to long-term enhancement of shareholder value. Therefore, the Compensation Committee's judgments regarding executive compensation last year were primarily based upon the Compensation Committee's assessment of each executive officer's leadership performance and potential to enhance long-term shareholder value, rather than short term changes in the Company's stock price.

      Key factors affecting the Compensation Committee's judgments included the nature and scope of the executive officer's responsibilities and his or her effectiveness in leading the Company's initiatives to successfully emerge its predecessors from bankruptcy, increase customer satisfaction and supplier confidence, enhance company growth, and propose, implement and ensure compliance with Company policies. The Compensation Committee also considered the compensation practices and performances of other major corporations that are most likely to compete with the Company for the services of executive officers. Based upon all factors which it considered relevant, and in light of the Company's successful emergence from bankruptcy and substantial growth opportunities, the Compensation Committee considered it appropriate, and in the best interest of the shareholders to set the overall level of the Company's salary, bonus and other incentive compensation awards in order to enable the Company to continue to attract, retain and motivate the highest level of executive leadership possible.

      Base Salary. Base salaries for senior executives are based upon a combination of factors including past individual performance, competitive salary levels, and the individual's potential for making significant contributions to future Company performance.

      Incentive Bonus. Each of the named executive officers and certain other key personnel of the Company participate in a performance bonus plan (the "Incentive Compensation Plan"). The Incentive Compensation Plan provides for annual bonus awards based upon individual performance and actual operating results compared to planned operating results. Bonus payments are subject to modification at the discretion of the Compensation Committee. Bonuses for 2001 were based upon the Compensation Committee's determination that the Company's predecessor's successful emergence from bankruptcy and 2001 financial results had exceeded performance goals previously established and upon its judgment regarding the significance of each executive officer's contributions during 2001. The Incentive Compensation Plan was approved by the shareholders (creditors) of the Company by their vote to approve the Company's Plan of Reorganization and by the Bankruptcy Court when it confirmed the Company's Plan of Reorganization.

      Stock Options. Stock Options are an important performance-based component of senior executive compensation. The 2001 Equity Incentive Plan was designed to motivate senior executives and other key employees to contribute to the long-term growth of shareholder value. This approach is designed to encourage the creation of long-term shareholder value since the full benefit of such options cannot be realized unless the stock price exceeds the exercise price. All stock option awards are made under the 2001 Equity Incentive Plan, which was approved by the shareholders (creditors) of the Company by their vote to approve the Company's Plan of Reorganization and by the Bankruptcy Court when it confirmed the Company's Plan of Reorganization.

      The number of stock options granted to the Company's five most highly compensated executive officers, and the hypothetical potential value of the awards, are shown in the table on page 13. Each stock option permits the holder, generally for a period of ten years, to purchase one share of Company stock from the Company at prices of $13.75, or $15.00 or $16.25, depending on the grant and as set forth in the table under "Stock Options and Stock Participation Rights - Options/SAR Grants During 2001". Stock options for executive officers become exercisable in four equal annual installments from the date of grant.

      Retention Bonuses. In order to retain their services throughout the bankruptcy proceedings, the Bankruptcy Court approved a Severance and Retention Plan for key management. Retention payments were made to executive officers other than Messrs. Scarborough and McCreery, including Messrs. Lucas ($139,500) and Cruse ($135,000) and Ms. Baker ($180,000), based on the following defined schedules and if they remained actively employed on the following payment dates: (i) January 15, 2001 (30% of total bonus amount), (ii) June 15, 2001 (20% of total bonus amount), and January 15, 2002, or earlier, upon the date the Company emerged from bankruptcy (50% of total bonus amount).

      Emergence Bonuses. In order to reward their performance throughout the bankruptcy proceedings, the Compensation Committee for the Company's predecessor in bankruptcy, approved an Emergence Bonus Plan. The Emergence Bonus Plan was subsequently approved by the shareholders (creditors) of the Company by their vote to approve the Company's Plan of Reorganization and by the Bankruptcy Court when it confirmed the Company's Plan of Reorganization. The following named executive officers received bonuses upon the Company's emergence from bankruptcy on August 24, 2001: James Scarborough ($1,000,000) in connection with his employment agreement, Michael McCreery ($500,000) in connection with his employment agreement, Ron Lucas ($100,000), Ernest Cruse ($100,000) and Vivian Baker ($100,000).

Basis for Chief Executive Officer Compensation

      The compensation policies described above applied as well to the compensation of Mr. Scarborough. The Compensation Committee is directly responsible for making recommendations to the Board of Directors for approval of his salary level. The overall compensation package of Mr. Scarborough is designed to recognize the fact that he bears primary responsibility for effective management and operation of the Company's business, the development of a successful business plan, the implementation of changes in long-term strategy initiatives to lay the foundation for the Company's stable and steady growth and for increasing shareholder value. Accordingly, a substantial portion of his compensation is incentive-based, providing greater compensation as the direct and indirect financial measures of shareholder value increase.

      For 2001, Mr. Scarborough earned $3,595,192 in salary and bonus, as shown in the Summary Compensation Table on page 11. In 2001 and as approved in the Plan of Reorganization, the Compensation Committee also granted Mr. Scarborough 1,175,000 stock options, twenty-five percent of which will become exercisable at the end of each of the four years beginning August 24, 2001. The primary basis for the Compensation Committee's determinations to grant these stock options was to provide a significant incentive for him to enhance long-term share holder value. The specific bases for the Compensation Committee's determinations regarding Mr. Scarborough's compensation in 2001 included his role in leading the Company to outstanding financial results during and subsequent to its emergence from bankruptcy, and his commitment to shaping an agenda to enhance long-term shareholder value by accelerating profitable growth, by increasing the Company's use of technology to create value for the Company's customers, and by focusing the Company's efforts on deepening relationships with customers and suppliers. The Compensation Committee for the Company's predecessor in bankruptcy and the current Compensation Committee took the following actions with respect to Mr. Scarborough's 2001 compensation:

    On July 31, 2000, the Company entered into an Employment Agreement with Mr. Scarborough which provided for the payment to Mr. Scarborough of a $1.0 million emergence bonus upon the Company's predecessor's successful emergence from bankruptcy. His Employment Agreement was approved by the Bankruptcy Court in September of 2000.

    On December 6, 2000, the Compensation Committee for the Company's predecessor in bankruptcy approved a CEO Bonus Target Plan for Mr. Scarborough which established target and measurement parameters of the Company achieving Operating EBITDA (defined as earnings before deducting interest, taxes, depreciation and amortization, certain charges, including bankruptcy related charges, and interest expense on accounts receivable securitized financing) of $56.2 million for fiscal 2001 based upon the preliminary fiscal 2001 operating plan. While the bonus target amount was set at 50% of his Base Salary, Mr. Scarborough could earn as much as double the target amount (or 100% of Base Salary) by exceeding the target significantly. Missing the target significantly would result in no bonus.

    On March 7, 2001 and based upon the Company's performance for the 2000 fiscal year, Mr. Scarborough's performance and the Hewitt MCS 2000 Salary Survey, the Compensation Committee for the Company's predecessor in bankruptcy increased Mr. Scarborough's Base Salary to $750,000. As a result of its review of a revised fiscal 2001 Business Plan, which had been adjusted downward from a targeted 2001 EBITDA of $56.2 million to $47.9 million to reflect competitive expectations in the retail industry and the deduction of the projected interest expense under the contemplated post-confirmation accounts receivable securitized financing, it also approved a revised CEO Bonus Target Plan for Mr. Scarborough. The revised CEO Bonus Target Plan established target and measurement parameters of achieving EBITDA at the lowered $47.9 million level. The minimum bonus amount (smallest payable level above zero) was set at one-fourth of target and would be achieved at 90% of planned EBITDA which would be $43.1 million. EBITDA of less than $43.1 million would result in zero bonus earned. The maximum bonus amount was set at double the target level and would be achieved at EBITDA of $56.5 million, or a 17.8% increase over the 2001 Business Plan.

    On August 8, 2001, the Company's new shareholders (former creditors) and the Bankruptcy Court approved the Plan of Reorganization, which incorporated the 2001 Equity Incentive Plan and the payment of emergence and annual bonuses.

    On September 13, 2001 and based upon the Company's predecessor's successful emergence from bankruptcy, the Company's performance subsequent to August 24, 2001, and Mr. Scarborough's performance, the Board awarded Mr. Scarborough 1,175,000 options under the 2001 Equity Incentive Plan as set forth in the table Stock Options Granted in 2001 as contemplated by the Plan of Reorganization.

    On February 14, 2002 and based upon the Company's outstanding performance for the 2001 fiscal year (Operating EBITDA as described above of $101.8 million), Mr. Scarborough's outstanding performance and the Hewitt MCS 2001 Salary Survey, the current Compensation Committee approved the payment of $1,875,000 for 2001 under the CEO Bonus Target Plan and increased Mr. Scarborough's Base Salary to $850,000.

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee is composed of the following directors: Glenn August (Chairman), Alan Gilman and Michael Glazer. None of these has ever been an officer or an employee of the Company or its subsidiaries. No executive officer of the Company serves on any other boards of directors with any of the Company's directors other than the Company's board and on the Board of Directors of Granite National Bank. Mr. August is also the President of Oak Hill Advisors, Inc. and Oak Hill Advisors, L.P. As of September 21, 2001, by virtue of their positions as holders of allowed pre-petition claims in the Chapter 11 Proceedings, Mr. August and his affiliates were issued common stock as detailed in "Stock Ownership" on page 3. On December 7, 2001, the Company executed a Registration Rights Agreement with Mr. August and his affiliates. See "Certain Relationships and Related Transactions - Transactions with Directors."

Conclusion

      Through the programs described above, a significant portion of the Company's executive compensation is linked directly to corporate performance and stock price appreciation. The Compensation Committee believes that existing compensation policies and programs are competitive and effectively align executive compensation with the Company's goal of maximizing the return to shareholders.

      The foregoing report on executive compensation is provided by the following non-employee (outside) directors, who constituted the Compensation Committee from August 24, 2001 through February 2, 2002:

Glenn August (Chairman)
Alan Gilman
Michael Glazer

                                                                                          SUMMARY COMPENSATION TABLE

						Long-term
						Compensation
		Annual Compensation				Awards
				Other			Securities
				Annual		Restricted	Underlying		All Other
	Fiscal	Salary	Bonus	Compensation		Stock	Options/		Comp.
Name and Principal Position	Year	($)	($) (1)	($)		($) (2)	SARs (#)		($) (3)

James Scarborough	2001	720,192	1,875,000	1,017,350	(4)	-	1,175,000	(5)	2,622
Chairman, Chief Executive	2000	302,308	300,000	219,418	(6)	-	-		1,112
Officer and President	1999	-	-	-		-	-		-

Michael E. McCreery	2001	338,558	770,000	526,625	(7)	-	235,000	(5)	1,311
Executive Vice President and	2000	-	-	-		-	-		-
Chief Financial Officer	1999	-	-	-		-	-		-

Ron Lucas	2001	266,154	605,000	598,830	(8)	-	150,000	(5)	973
Executive Vice President,	2000	232,500	69,750	540,937	(9)	-	-		2,107
Human Resources	1999	231,250	46,500	17,002	(10)	62,500	12,500	(11)	3,408

Ernest Cruse	2001	276,443	660,000	241,839	(12)	-	150,000	(5)	1,273
Executive Vice President,	2000	223,958	67,500	150,777	(13)	-	10,000	(11)	1,544
Store Operations	1999	197,917	17,500	-		16,312	3,000	(11)	1,344

Vivian Baker	2001	314,615	704,000	292,000	(14)	-	150,000	(5)	2,973
Executive Vice President,	2000	125,000	-	10,530	(15)	-	-		828
General Merchandise Manager	1999	-	-	-		-	-		-

__________________________________

(1)	Amounts reflect bonuses earned during the fiscal year covered (and paid during the subsequent fiscal year).
(2)

Represents the restricted stock awards of the Company's predecessor to the named executives multiplied by the market price of the underlying common stock as of the grant date. These shares, which were subject to various vesting requirements, were cancelled upon effectiveness of the Plan of Reorganization.

(3)	Amounts reflect premiums paid for life insurance coverage.
(4)	Amount shown reflects bankruptcy emergence bonus of $1,000,000, health insurance benefits of $5,350 and automobile allowance of $12,000 paid to Mr. Scarborough during 2001.
(5)	Represents stock options granted under the Company's 2001 Equity Incentive Plan.
(6)	Amount shown reflects moving expenses of $127,918, automobile allowance of $5,000, health insurance benefits of $1,257 and gross up for taxes of $85,243 paid to Mr. Scarborough during 2000.
(7)

Amount shown reflects bankruptcy emergence bonus of $500,000, moving expense of $8,594, health insurance benefits of $3,045, automobile allowance of $11,000 and gross up for taxes of $3,986 paid to Mr. McCreery during 2001.

(8)

Amount shown reflects debt forgiveness of $293,252 during 2001. Amount shown also reflects Key Employee Retention Program bonus of $139,500, bankruptcy emergence bonus of $100,000, health insurance benefits of $4,078, automobile allowance of $12,000 and gross up for taxes of $50,000 paid to Mr. Lucas during 2001.

(9)

Amount shown reflects debt forgiveness of $150,000 during 2000. Amount shown also reflects deferred compensation distribution of $257,999, pension equalization benefit of $23,954, gross up for taxes of $50,000, Key Employee Retention Program bonus of $41,850, automobile allowance of $12,000 and health insurance benefits of $5,134 paid to Mr. Lucas during 2000.

(10)	Amount reflects automobile allowance of $12,000 and health insurance benefits of $5,002 paid to Mr. Lucas during 1999.
(11)	Represents options of the Company's predecessor cancelled upon effectiveness of the Plan of Reorganization.
(12)

Amount shown reflects Key Employee Retention Program bonus of $135,000, bankruptcy emergence bonus of $100,000, health insurance benefits of $2,224 and automobile allowance of $4,615 paid to Mr. Cruse during 2001.

(13)	Amount shown reflects deferred compensation distribution of $109,801, pension equalization benefit of $476 and a Key Employee Retention Program bonus of $40,500 paid to Mr. Cruse during 2000.
(14)	Amount shown reflects Key Employee Retention Program bonus of $180,000, bankruptcy emergence bonus of $100,000 and automobile allowance of $12,000 paid to Ms. Baker during 2001.
(15)	Amount shown reflects moving expense of $4,076, automobile allowance of $4,000 and gross up for taxes of $2,454 paid to Ms. Baker during 2000.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

Option/SAR Grants During 2001

      As discussed in the Compensation Committee Report beginning on page 7, stock options were granted in 2001 as incentive for future superior performance leading to increased shareholder value. Each stock option permits the holder, generally for a period of ten years, to purchase one share of Company stock at an exercise price of $13.75, or $15.00, or $16.25 depending upon the grant and as set forth in the following table. In determining the amount and timing of stock option awards, the Compensation Committee will consider the recipient's position and scope of responsibility and that individual's ability to affect the future operating performance of the Company.

      The following discloses options granted during 2001 to the named executive officers. It also shows, among other data, hypothetical potential gains from stock options granted in 2001 and the corresponding hypothetical potential gains in total share owner value. These hypothetical gains are based entirely on assumed annual growth rates of 5% and 10% in the value of the Company's stock price over the ten-year life of the stock options granted in 2001 (which would equal a total increase in stock price of 63% and 159%, respectively). These assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects.

                                                                                                STOCK OPTIONS GRANTED IN 2001

						Potential Realizable Value at Assumed
						Annual Rates of Stock Price Appreciation
	Individual Grants					for Option Term
	Number of	% of Total
	Securities	Options/
	Underlying	SARs Granted
	Options/	to Employees	Exercise	Market Price		5%	10%
	SAR's Granted	in Fiscal Year	or Base	at Date of	Expiration	Annual Growth	Annual Growth
Name	(#)	(%)	Price ($)	Grant ($)	Date	Rate ($) (1)	Rate ($) (1)

James Scarborough	391,667	11.20	13.75		8/24/2011	3,386,862	8,582,975
	391,666	11.20	15.00		8/24/2011	3,694,750	9,363,221
	391,667	11.20	16.25		8/24/2011	4,002,656	10,143,515

Michael E. McCreery	78,333	2.24	13.75		8/24/2011	677,369	1,716,586
	78,334	2.24	15.00		8/24/2011	738,957	1,872,663
	78,333	2.24	16.25		8/24/2011	800,527	2,028,693

Ron Lucas	50,000	1.43	13.75		8/24/2011	432,365	1,095,698
	50,000	1.43	15.00		8/24/2011	471,671	1,195,307
	50,000	1.43	16.25		8/24/2011	510,977	1,294,916

Ernest Cruse	50,000	1.43	13.75		8/24/2011	432,365	1,095,698
	50,000	1.43	15.00		8/24/2011	471,671	1,195,307
	50,000	1.43	16.25		8/24/2011	510,977	1,294,916

Vivian Baker	50,000	1.43	13.75		8/24/2011	432,365	1,095,698
	50,000	1.43	15.00		8/24/2011	471,671	1,195,307
	50,000	1.43	16.25		8/24/2011	510,977	1,294,916

(1)      For purpose of this disclosure, the market price used was equal to the exercise price shown. Actual trading was below the exercise price until November 20, 2001.

Aggregated Option/SAR Exercises During 2001 and 2001 Year-End Option/SAR Values

      The following table summarizes exercises of stock options by the named executive officers during 2001, as well as the number and value of all unexercised options held by the named executive officers at the end of 2001:

                                        AGGREGATED SARS/STOCK OPTIONS EXERCISED IN 2001,
                                                    AND FEBRUARY 2, 2002 SAR/OPTION VALUE

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money
			Options/SARs at	Options/SARs at
			FY-End (#)	FY-End ($) (2)
	Shares Acquired	Value Realized	Exercisable/	Exercisable/
Name	on Exercise (#)	($) (1)	Unexercisable	Unexercisable

James Scarborough	-	-	--/1,175,000	--/14,135,250

Michael E. McCreery	-	-	--/235,000	--/2,827,050

Ron Lucas	-	-	--/150,000	--/1,804,500

Ernest Cruse,	-	-	--/150,000	--/1,804,500

Vivian Baker	-	-	--/150,000	--/1,804,500

(1)      Value realized is based upon the fair market value of the common stock at the exercise date minus the exercise price.

(2)      Value is based upon the closing price of the common stock on February 2, 2002 of $27.03 minus the exercise price.

FINANCIAL PERFORMANCE COMPARISON GRAPH

      The following graph compares the cumulative total return on $100.00 invested on August 24, 2001 (the Company's emergence date from Chapter 11 Proceedings through February 1, 2002 (the last day of public trading in fiscal 2001 at the closing price on the Nasdaq National Market (the "NNM")) in the Common Stock, the S&P 500 and the S&P 500 Retail. The return of the indices is calculated assuming reinvestment of dividends during the period presented. The Company has not paid any dividends since its initial public offering. The stock price performance shown on the graph below is not necessarily indicative of future price performance. The closing price of the common stock on the Record Date on the NNM was $27.03.

COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG STAGE STORES, INC.,
S&P 500 AND S&P 500 RETAIL

Date	Stage Stores, Inc.	S&P 500 Retail	S&P 500
	n	s	l
8/30/01	$100.00	$100.00	$100.00
2/01/02	$286.23	$110.37	$ 94.71

(1) Based upon $9.44 closing price on first day of trading after bankruptcy emergence as provided by the Pink Sheets.

EMPLOYMENT AGREEMENTS

      In General. On January 30, 2002, the Company entered into Employment Agreements (the "Agreements") with James Scarborough, Michael McCreery, Ron Lucas, Ernest Cruse and Vivian Baker, respectively (collectively, the "Executives"). Under the terms of the respective Agreements, Mr. Scarborough is employed as Chairman of the Board, Chief Executive Officer and President, Mr. McCreery is employed as Executive Vice President and Chief Financial Officer, Mr. Lucas is employed as Executive Vice President of Human Resources, Mr. Cruse is employed as Executive Vice President, Store Operations, and Ms. Baker is employed as Executive Vice President, General Merchandise Manager. The Agreements provide for a Base Salary, as well as Incentive Compensation based upon the Company's operating results for the applicable fiscal year and any extraordinary, unusual or non-recurring items realized or incurred by the Company during the applicable fiscal year deemed appropriate by the Board. The Agreements also provide for the Executives' participation in all other bonus and benefit plans available to executive officers of the Company. The Employment Agreements of these executive officers are included as exhibits to the Company's 2001 Annual Report on Form 10-K.

      Mr. Scarborough and Mr. McCreery. The Employment Agreements of Mr. Scarborough and Mr. McCreery provide that if the Executive is terminated by the Company for Good Cause (as defined in the Agreement), he will be entitled to receive any Base Salary earned and unpaid, and certain fringe benefits accrued and unpaid, through the date of termination, and he will automatically forfeit any unvested stock options, warrants or similar rights in the Company as of the date of termination. If he is terminated by the Company without Good Cause or terminates employment with the Company for Good Reason (as defined in the Agreement), he will be entitled to receive:  (i) any Base Salary earned and unpaid, and certain fringe benefits accrued and unpaid, through the date of termination, (ii) an amount equal to two times (one and one-half times in the case of Mr. McCreery) the aggregate of the Base Salary plus the Incentive Compensation at the Target Rate (as defined in the Agreement) in effect as of the date of termination, (iii) the Incentive Compensation for the fiscal year in which the termination occurs pro-rated through the date of termination, (iv) continuation of certain fringe benefits to which he is participating as of the date of termination for a period of 24 months (18 months in the case of Mr. McCreery) from the date of termination, and (v) payment of outplacement services for a period of 24 months (12 months in the case of McCreery) from the date of termination with payments not to exceed $15,000 for any 12 month period, and he will automatically forfeit any unvested stock options, warrants or similar rights in the Company as of the date of termination. If the Executive terminates employment with the Company without Good Reason, he will be entitled to receive any Base Salary earned and unpaid, and certain fringe benefits accrued and unpaid, through the date of termination, and he will automatically forfeit any unvested stock options, warrants or similar rights in the Company as of the date of termination. If a Change in Control (as defined in the Agreement) occurs, and during the period beginning 3 months before and ending 24 months after the Change in Control, the Company or its successor terminates this Agreement without Good Cause or he terminates employment with the Company or its successor with Good Reason, he will be entitled to receive:  (i) any Base Salary earned and unpaid, and certain fringe benefits accrued and unpaid, through the date of the Change in Control or termination, (ii) an amount equal to three times the aggregate of the Base Salary plus the Incentive Compensation at the Target Rate (as defined in the Agreement) in effect as of the date of the Change in Control or termination, (iii) the Incentive Compensation for the fiscal year in which the Change in Control or termination occurs pro-rated through the date of the Change in Control or termination, (iv) continuation of certain fringe benefits to which he is participating as of the date of Change in Control or termination for a period of 36 months from the date of the Change in Control or termination, (v) payment of outplacement services for a period of 24 months (12 months in the case of Mr. McCreery) from the date of the Change in Control or termination with payments not to exceed $15,000 for any 12 month period, and (vi) continuation of the financial planning allowance for a period of 36 months from the date of the Change in Control or termination, and all his stock options, warrants or similar rights in the Company will immediately become fully and completely vested and exercisable as of the date of the Change in Control or termination and the Company or its successor shall be obligated to compensate him for any options or rights he does not exercise within 60 days of the date of the Change in Control or termination at the price and in the manner described in the Agreement. If any payment to the Executive subjects him to any excise tax, the Company shall pay him a gross-up payment to compensate him for the amount of the excise taxes.

      Mr. Lucas, Mr. Cruse and Ms. Baker: The Employment Agreements of Mr. Lucas, Mr. Cruse and Ms. Baker provide that if the Executive is terminated by the Company for Good Cause (as defined in the Agreements), the Executive will be entitled to receive any Base Salary earned and unpaid, and certain fringe benefits accrued and unpaid, through the date of termination, and the Executive will automatically forfeit any unvested stock options, warrants or similar rights in the Company as of the date of termination. If the Executive is terminated by the Company without Good Cause or terminates employment with the Company for Good Reason (as defined in the Agreement), the Executive will be entitled to receive: (i) any Base Salary earned and unpaid, and certain fringe benefits accrued and unpaid, through the date of termination; (ii) an amount equal to one times the aggregate of the Base Salary plus the Incentive Compensation at the Target Rate (as defined in the Agreement) in effect as of the date of termination; (iii) the Incentive Compensation for the fiscal year in which the termination occurs pro-rated through the date of termination; (iv) continuation of certain fringe benefits to which the Executive is participating as of the date of termination for a period of 12 months from the date of termination; and (v) payment of outplacement services, not to exceed $15,000, for a period of 12 months from the date of termination, and the Executive will automatically forfeit any unvested stock options, warrants or similar rights in the Company as of the date of termination. If the Executive terminates employment with the Company without Good Reason, the Executive will be entitled to receive any Base Salary earned and unpaid, and certain fringe benefits accrued and unpaid, through the date of termination, and the Executive will automatically forfeit any unvested stock options, warrants or similar rights in the Company as of the date of termination. If a Change in Control (as defined in the Agreement) occurs and Executive is not employed with the Company or its successor thereafter, the Executive will be entitled to receive: (i) any Base Salary earned and unpaid, and certain fringe benefits accrued and unpaid, through the date of the Change in Control or termination; (ii) an amount equal to two times the aggregate of the Base Salary plus the Incentive Compensation at the Target Rate (as defined in the Agreement) in effect as of the date of the Change in Control or termination; (iii) the Incentive Compensation for the fiscal year in which the Change in Control or termination occurs pro-rated through the date of the Change in Control or termination; (iv) continuation of certain fringe benefits to which the Executive is participating as of the date of Change in Control or termination for a period of 24 months from the date of the Change in Control or termination; (v) payment of outplacement services, not to exceed $15,000, for a period of 12 months from the date of the Change in Control or termination; and (vi) continuation of the financial planning allowance for a period of 12 months from the date of the Change in Control or termination, and all stock options, warrants or similar rights of the Executive in the Company will immediately become fully and completely vested and exercisable as of the date of the Change in Control or termination and the Company or its successor shall be obligated to compensate the Executive for any options or rights the Executive does not exercise within 60 days of the date of the Change in Control or termination at the price and in the manner described in the Agreement. If any payment to the Executive subjects the Executive to any excise tax, the Company shall pay to the Executive a gross-up payment to compensate the Executive for the amount of the excise taxes.

RETIREMENT BENEFITS

Deferred Compensation Plan

      The Specialty Retailers (TX) LP "Stage Stores Deferred Compensation Plan" (the "Plan") provides executive officers and other key employees of the Company with the opportunity to participate in an unfunded, deferred compensation program that is not qualified under the Code. Generally, the Code and the Employee Retirement Income Security Act of 1974, as amended, restrict contributions to a 401(k) plan by highly compensated employees. The Plan is intended to allow participants to defer income on a pre-tax basis. Under the Plan, participants may defer up to 50% of Base Salary and up to 100% of any bonus and earn a rate of return based on Deemed Investments chosen by each participant. The Company has established a grantor trust for the purposes of holding assets to provide benefits to the participants. The Company will match 100% of each participant's contributions, up to 10% of the sum of Base Salary and any bonus, to the Plan. Company contributions are vested 100%. In addition, the Company may, with approval of the Board of Directors, in its sole discretion, make an additional employer contribution in any amount with respect to any participant as is determined in its sole discretion.

401(k) Savings Plan

      The Company has a contributory 401(k) savings plan covering substantially all qualifying employees. Under the 401(k) savings plan, participants may contribute up to 25% of their qualifying earnings, subject to certain restrictions. The Company currently matches 50% of each participant's contributions, limited to 6% of each participant's Base Salary. The Company's matching contributions were approximately $0.8 million for 2001, $0.8 million for 2000 and $1.0 million for 1999.

Frozen Defined Benefit Plan

      The Company has a defined benefit plan (the "Retirement Plan") that was frozen effective June 30, 1998. There are no future benefit accruals after that date. Any service after that date will continue to count toward vesting and eligibility for normal and early retirement. Benefits are administered through a trust arrangement which provides monthly payments or lump sum distributions. The Retirement Plan covered substantially all employees who had met eligibility requirements and were enrolled prior to June 30, 1998. Benefits under the plan were based upon a percentage of the participant's earnings during each year of credited service.

_________________________________________________________________________________________________________________________________________

ITEM 2 - APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 2002

_________________________________________________________________________________________________________________________________________

In General

      On January 4, 2001, PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), the independent accountant which was previously engaged as the principal accountant to audit the Company's financial statements, was dismissed so that the Company could engage the auditing services of Deloitte & Touche LLP.

      PricewaterhouseCoopers' report on the Company's financial statements for the fiscal year ended January 30, 1999 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. However, in its report on the Company's financial statements for the fiscal year ended January 29, 2000, it described certain adverse financial developments, which resulted in the Company's filing for protection under Chapter 11 of Title 11 of the United States Bankruptcy Code on June 1, 2000, and qualified its report as follows:  "These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty."

      The decision to change accountants was recommended by the Company's audit committee.

      Through January 4, 2001, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement if not resolved to the satisfaction of PricewaterhouseCoopers would have (i) caused them to make reference thereto in their report on the financial statements and/or (ii) required disclosure herein.

      The Company engaged Deloitte & Touche LLP on January 8, 2001. The Company's financial statements for the years ended February 2, 2002 and February 3, 2001 were audited by Deloitte & Touche LLP. Deloitte & Touche LLP's report on the Company's financial statements for the fiscal years ended February 2, 2002 and February 3, 2001, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles. However, in its report on the Company's financial statements for the fiscal year ended February 3, 2001, it described certain adverse financial developments, which resulted in the Company's filing for protection under Chapter 11 of Title 11 of the United States Bankruptcy Code on June 1, 2000, and qualified its report as follows:  "These matters raise substantial doubt about the Company's ability to continue as a going concern." In issuing their report dated March 12, 2002, Deloitte & Touche LLP did not modify its opinion as to a going concern uncertainty with regard to the financial statements for the fiscal years ended February 2, 2002 and February 3, 2001.

Independent Auditors Fees

      The Company retained Deloitte & Touche LLP and the member firms of Deloitte & Touche (collectively "Deloitte & Touche") to audit the consolidated financial statements for 2001 and to provide various advisory, auditing, and consulting services in 2001. The Company understands the need for Deloitte & Touche to maintain objectivity and independence in its audit of the Company's financial statements. The Company does not use Deloitte & Touche for internal audit work and will only use Deloitte & Touche for non-audit work when it concludes that Deloitte & Touche is the most appropriate provider of that service. The Audit Committee annually evaluates whether the Company's use of Deloitte & Touche for non-audit services is compatible with Deloitte & Touche's independence. The aggregate fees billed by Deloitte & Touche, the member firms of Deloitte & Touche Tohmatsu and their respective affiliates in 2001 for these various services were:

  Audit Fees: $228,000 for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended February 2, 2002;

  Financial Information Systems Design and Implementation Fees: No fees were paid for professional services rendered for information technology services relating to financial information systems design and implementation; and

  All Other Fees: $467,000 for all other services, including professional services rendered in connection with the Form 10 filing, consultation regarding Statement of Financial Accounting Standards No. 140, regulatory consulting services for Granite National Bank, and other miscellaneous accounting and tax consultation.

      The Company's Chief Financial Officer and Senior Vice President, Finance and Controller make all management decisions with respect to its financial information systems, and are responsible for evaluating the adequacy of such systems and for establishing and maintaining the Company's system of internal accounting controls.

Audit Committee Report

      The Audit Committee of the Board of Directors (the "Audit Committee") is comprised of four directors. The four members of the Committee listed below are independent directors as defined by Nasdaq rules. The Audit Committee has adopted a written charter which has been approved by the Board of Directors. The Audit Committee has reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for the financial statements. Deloitte & Touche LLP, the Company's independent auditor for 2000 and 2001, is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. The Committee has discussed with Deloitte & Touche the matters that are required to be discussed by Statement on Auditing Standards No. 61 Communication With Audit Committees. Deloitte & Touche has provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with Deloitte & Touche that firm's independence. The Committee also concluded that Deloitte Touche's provision of non-audit services to the Company and its affiliates is compatible with Deloitte & Touche's independence.

      Based on the considerations referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for 2001 and that Deloitte & Touche be appointed independent auditors for the Company for 2002. The foregoing report is provided by the following independent directors, who constitute all of the members of the Audit Committee:

Alan Gilman (Chairman)	John Mentzer
Scott Davido	Walter Salmon

Approval of the Appointment of Deloitte & Touche LLP as Independent Auditors

      Deloitte & Touche has been recommended by the Audit Committee for reappointment as the independent auditors for the Company. Deloitte & Touche was the Independent Auditors for the Company for the year ended February 2, 2002. The Firm is a member of the SEC Practice Section of the American Institute of Certified Public Accountants. Subject to shareholder approval, the Board of Directors has appointed Deloitte & Touche as the Company's Independent Auditors for 2002.

      Representatives of the Firm are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

      Your Board of Directors recommends a vote FOR the following proposal:

      RESOLVED that the appointment by the Board of Directors of the firm of Deloitte & Touche LLP, Houston, Texas, as independent auditors for the Company for 2002, is hereby approved.

____________________________________________________________________________________________________________________________________________

ITEM 3 - APPROVAL OF MATERIAL TERMS OF EXECUTIVE OFFICER PERFORMANCE GOALS

____________________________________________________________________________________________________________________________________________

In General

      United States tax laws generally do not allow publicly-held companies to obtain tax deductions for compensation of more than $1 million paid in any year to any of their five most highly paid executive officers unless such payments are "performance-based" as defined in the tax laws. One of the requirements for compensation to be performance-based under those laws is that the Company must obtain shareholder approval every five years of the material terms of performance goals for such compensation. In accordance with Internal Revenue Service rules, the material terms which the shareholders approve constitute the framework within which the Compensation Committee would set the actual performance goals. Under the tax rules, the Committee must be comprised solely of two or more outside directors.

      In this proposal, to enable the Company to continue to receive tax deductions for such executive compensation awarded until the 2007 Annual Meeting, the Board is recommending shareholder approval of the material terms of performance goals - the framework for the Compensation Committee's specific actions and awards - for two specified forms of compensation to be awarded to executive officers of the Company during the next five years. The two forms of executive compensation are:  (1) stock options granted under the Company's 2001 Equity Incentive Plan (the "2001 Plan") or its successor; and (2) performance based annual bonuses under the Company's Incentive Compensation Plan. The framework to be approved by the shareholders is set forth in the next section. Following that section is background material, as required by SEC rules, summarizing the key terms of these awards, and the material features of the plans under which these awards are granted. If approved by the shareholders, this proposed framework of the material terms of performance goals would enable the Company to continue to receive tax deductions for these forms of compensation awarded to executive officers of the Company until the 2007 Annual Meeting.

Material Terms of the Executive Officer Performance Goals.

      In General. As defined in the tax rules, the following are the material terms of performance goals which shareholders must approve if the Company is to obtain tax deductions for the specified forms of performance-based compensation for executives whose total annual compensation exceeds $1 million:  (i) the group of employees whose compensation would be subject to the performance goals, who are described in the next paragraph; (ii) the business criteria on which each of the performance goals is based, which are described in the second paragraph below; and (iii) the maximum amounts payable to any executive officer under each performance goal, which are described in the third paragraph below.

      Employees Eligible to Receive Compensation. The group of employees whose compensation would be subject to the performance goals would be eight of the Company's executive officers, as defined in SEC rules. These executive officers are included in those listed annually in our Form 10-K filed with the SEC. Although the tax laws only limit deductibility for compensation paid to the Chief Executive Officer and the four most highly paid executive officers other than the Chief Executive Officer, the performance goals will be applied to all executive officers in the event that one or more of them should become one of the four most highly compensated other than the Chief Executive Officer, during the five-year period covered by this proposal.

      Business Criteria on Which Each of the Performance Goals is Based. The business criteria on which the performance goal for annual bonuses under the Incentive Compensation Plan would be based will be the Company's annual Operating EBITDA. In determining the amount and timing of stock option awards, the Compensation Committee will consider the recipient's position and scope of responsibility and that individual's ability to affect the future operating performance of the Company. All of the criteria described above for performance awards would be subject to adjustments by the Compensation Committee to remove the effect of unusual events.

      Maximum Amounts Payable to Any Executive Officer Under Each Performance Goal. The maximum amounts payable to any executive officer under each performance goal would be:  (i) the amount of any annual bonus paid under the Incentive Compensation Plan for any year, not to exceed two percent (2%) of the Company's Operating EBITDA for such year, and (ii) the maximum fair market value of payments to any executive officer under any long-term performance awards granted under the 2001 Equity Incentive Plan, not to exceed two percent (2%) of the Company's Operating EBITDA during the performance period. The maximum amounts payable to any executive officer under each performance goal stated above is estimated to be $3,500,000.

      The Committee has established business criteria and maximum amounts that it considers to be appropriate in light of foreseeable contingencies and future business conditions. If approved by the shareholders, this proposal would not limit the Company's right to award or pay other forms of compensation (including, but not limited to, salary, or other stock-based awards under the 2001 Equity Incentive Plan) to the Company's executive officers, regardless of whether or not the performance goals for annual bonuses, stock options, or other long-term performance awards in this proposal are achieved in any future year, and whether or not payment of such other forms of compensation would be tax deductible. The key terms of the forms of performance-based compensation covered in this proposal, and the plans under which they are paid or awarded, are described below.

Background:  Terms of Awards and Plans.

      As noted above, and as required by SEC rules, the following sections describe both the general terms of the award that will be subject to the performance goals and the material features of the plans under which the awards are granted.

Annual Bonuses and Material Features of the Incentive Compensation Plan

      Annual bonuses for members of management and other key employees of the Company and its subsidiaries are determined and paid under the Incentive Compensation Plan. This plan is administered by the Compensation Committee. The Compensation Committee selects employees eligible to participate in the Incentive Compensation Plan. Currently, eight employees are eligible for and received bonuses for 2001 under the Incentive Compensation Plan.

      Each year, the Compensation Committee determines the specific annual bonus for each officer of the Company. That amount has been, and if this proposal is approved would continue to be, a percentage of Base Salary which is awarded by the Board based upon achievement of planned fiscal Operating EBITDA results. Normal performance bonus amounts paid could range from 0% up to 150% of Base Salary based upon actual results versus fiscal Operating EBITDA plan, subject to certain adjustments specified by the Compensation Committee in writing, and would also be subject to a maximum annual limit discussed above. Bonuses are paid as soon as practicable following these determinations, except that the Compensation Committee may require deferral of, or may permit a participant to elect to defer, all or part of his or her bonus. The Board may amend, suspend, or terminate the Incentive Compensation Plan, including amending the plan in a way that might increase the Company's costs. The amounts paid to the named executive officers for 2001 under the Incentive Compensation Plan are disclosed in the column labeled "Bonus" in the Summary Compensation Table on page 11. For 2001, the eight executive officers were paid a total of $6.2 million in bonuses under the Incentive Compensation Plan. The amount of bonuses to be paid to Incentive Compensation Plan participants for 2002 if this proposal is approved cannot presently be determined.

Material Features of the 2001 Equity Incentive Plan.

      Long-Term Performance Awards Under the Plan. Pursuant to the Plan of Reorganization as approved by the Company's shareholders (former creditors) and the Bankruptcy Court, the Company has established the 2001 Equity Incentive Plan to reward, retain and attract key personnel and non-employee directors and has reserved 4,000,000 shares for issuance of awards under the 2001 Equity Incentive Plan. The 2001 Equity Incentive Plan is administered by the Compensation Committee of the Board of Directors, which has the power to select the key employees and non-employee Directors to be granted awards under the 2001 Equity Incentive Plan, to determine the size, type and term of awards to be made to each individual selected, to modify the terms of any award that has been granted, to determine the time when awards will be granted, to establish performance objectives and to prescribe the form of the instruments embodying awards under the 2001 Equity Incentive Plan. Key employees and non-employee Directors are eligible to receive grants of options under the 2001 Equity Incentive Plan. Awards under the 2001 Equity Incentive Plan include, but need not be limited to, qualified and non-qualified stock options, stock appreciation rights or restricted stock grants. Nothing contained in the 2001 Equity Incentive Plan prevents the Company from adopting or continuing in effect other or additional compensation arrangements. The Compensation Committee's determination and interpretations under the 2001 Equity Incentive Plan will be binding on all interested persons. Stock options were granted to a total of approximately 500 employees under the 2001 Equity Incentive Plan in 2001. The Compensation Committee has no current plan to significantly change the number of employees receiving grants under the 2001 Equity Incentive Plan.

      The exercise price per share of stock purchasable under any stock option shall not be less than 100% of the fair market value of the stock or other security on the date of the grant of such option. However, if the Committee so determines, in the case of certain awards retroactively granted in tandem with or in substitution for other awards under the 2001 Equity Incentive Plan or for any outstanding awards granted under any other plan of the Company, the exercise price may be the price on the date of original grant of such awards. The Board may amend, alter, or discontinue the 2001 Equity Incentive Plan at any time, including amending it in ways that might increase the cost to the Company, provided that share owner approval must generally be obtained for any amendment that would increase the number of shares available for awards or that would permit the granting of options, or other stock-based awards encompassing rights to purchase shares at prices below fair market value at the time of the award.

      Subject to adjustment as described below, the Company's common stock including treasury shares as of the first day of each calendar year (including any partial year) during which the 2001 Equity Incentive Plan is in effect shall become available for granting awards in such year. Based on 3,637,000 stock options awarded as of February 2, 2002, an additional 363,000 stock options are available for awards in 2002 and future years. Under the 2001 Equity Incentive Plan, all stock options available for granting as awards in any year that are not used will be available for use in subsequent years. In the event of a stock split, stock dividend, or other change in corporate structure, the Compensation Committee will adjust the number and type of shares which may be made the subject of new awards or are then subject to outstanding awards and other award terms. The Compensation Committee is also authorized, for similar purposes, to make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or of changes in applicable laws, regulations, or accounting principles. The awards that may be granted under the 2001 Equity Incentive Plan following the 2002 Annual Meeting cannot presently be determined. A copy of the 2001 Equity Incentive Plan is attached as an Exhibit to the Company's Form 10 filed on October 29, 2001. In determining the amount and timing of stock option awards, the Compensation Committee will consider the recipient's position and scope of responsibility and that individual's ability to affect the future operating performance of the Company.

Conclusion

      In summary, if the shareholders approve this proposal, the material terms of the performance goals described above will constitute the framework within which the Compensation Committee will set specific performance goals for the two forms of compensation also described above to be awarded to executive officers of the Company between the dates of the 2002 and 2007 Annual Meetings, and therefore preserve the Company's ability to obtain tax deductions for such compensation.

Your Board of Directors therefore recommends a vote FOR the proposal to approve the material terms of executive officer performance goals.

_____________________________________________________________________________________________________________________________________________

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

_____________________________________________________________________________________________________________________________________________

      Federal securities laws require the Company's directors, executive officers, and persons who own more than 10% of the Company's common stock ("reporting persons") to file with the Securities and Exchange Commission and the Secretary of the Company initial reports of ownership and reports of changes in ownership of the common stock of the Company.

      A Form 3 Initial Statement of Beneficial Ownership must normally be filed within ten calendar days after the event by which the person becomes a reporting person. However, as the Company filed a Form 10 registering securities for the first time under Section 12 of the Exchange Act, the initial Form 3 had to be filed no later than the effective date of the Form 10, which was December 28, 2001. While most of the reporting persons filed Form 3's on December 28, 2001, due to the holiday season some reporting persons filed Form 3's and Amended Form 3's within twelve calendar days (7 business days) thereafter as indicated in the table below.

      To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports are required, during 2001, all of the Company's officers, directors and greater-than-ten-percent beneficial owners made all required filings except as follows:
Name	Reporting Status	Form 3 Filed Date	Form 3/A Filed Date
Ken Brumfield	Executive Officer	12/28/01	1/4/02
Richard Stasyszen	Executive Officer	12/28/01	1/4/02
Mel Ward	Executive Officer	12/28/01	1/4/02
Glenn August	Director/Beneficial Owner(1)	12/28/01	1/9/02
Oak Hill Securities Fund, L.P.	Beneficial Owner(1)	1/9/02	N/A
Oak Hill Securities GenPar, L.P.	Beneficial Owner(1)	1/9/02	N/A
Oak Hill Securities MGP, Inc.	Beneficial Owner(1)	1/9/02	N/A
Oak Hill Securities Fund II, L.P.	Beneficial Owner(1)	1/9/02	N/A
Oak Hill Securities GenPar II, L.P.	Beneficial Owner(1)	1/9/02	N/A
Oak Hill Securities MGP II, Inc.	Beneficial Owner(1)	1/9/02	N/A
Oak Hill Asset Management, Inc.	Beneficial Owner(1)	1/9/02	N/A
Oak Hill Advisors, L.P.	Beneficial Owner(1)	1/9/02	N/A
Ronald Wuensch	Director	1/9/02	N/A

_________________________________________

(1)      Affiliated parties. All maintain an address at 65 East 55th Street, 32nd Floor, New York, NY 10022. Total combined shares of these Reporting Persons exceeded 10% of the Company's outstanding common stock on December 28, 2001.

____________________________________________________________________________________________________________________________________________

ADDITIONAL INFORMATION

____________________________________________________________________________________________________________________________________________

Deadline for Shareholders for Inclusion in Next Year's Proxy Statement

      To be considered for inclusion in next year's Proxy Statement, shareholder proposals must be received at the Company's principal executive offices no later than the close of business on December 23, 2002. Proposals should be addressed to Michael McCreery, Secretary, Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025.

Other Shareholder Proposals for Presentation at Next Year's Annual Meeting

      For any proposal that is not submitted for inclusion in next year's Proxy Statement, but is instead sought to be presented directly at the 2003 Annual Meeting, SEC rules permit management to vote proxies in its discretion if the Company:  (1) receives notice of the proposal before the close of business on March 8, 2003, and advises shareholders in the 2003 Proxy Statement about the nature of the matter and how management intends to vote on such matter, or (2) does not receive notice of the proposal prior to the close of business on March 8, 2003. Notices of intention to present proposals at the 2003 Annual Meeting should be addressed to Michael McCreery, Secretary, Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025.

Voting Securities

      Shareholders of record at the close of business on April 5, 2002, will be eligible to vote at the meeting. The voting securities of the Company consist of its $0.01 par value common stock, of which 19,958,580 shares were outstanding on April 5, 2002. Each share outstanding on the record date will be entitled to one vote. Treasury shares are not voted. Individual votes of shareholders are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual shareholder voting records is limited to the Independent Inspectors of Election and certain employees of the Company and its agents who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

Vote Required for Approval

      The nominees receiving the nine highest vote totals (a plurality) of the votes cast at the meeting in person or by proxy will be elected as directors. All other matters require for approval the favorable vote of a majority of shares voted at the meeting in person or by proxy. Abstentions, if any, will not be counted as votes cast. Therefore, they will have no effect on the outcome of the other matters to be voted on at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Broker non-votes will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote.

Manner for Voting Proxies

      The shares represented by all valid proxies received by mail, or submitted by phone or internet will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted:  (1) for the nominees for director named earlier in this Proxy Statement, (2) for approval of the appointment of Independent Auditors, and (3) for approval of the management proposal relating to the material terms of executive officer performance goals. Should any matter not described above be properly presented at the meeting, the persons named in the Proxy Card will vote in accordance with their judgment.

Other Matters to be Presented

      Except for shareholder proposals properly omitted from this Proxy Statement under SEC rules, the Board knows of no other matters which may be presented at the meeting.

Solicitation of Proxies

      Proxies will be solicited on behalf of the Board of Directors by mail or in person, and solicitation costs will be paid by the Company. Copies of proxy material and of the Annual Report for 2001 will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and the Company will reimburse such record holders for their reasonable expenses. Mellon Investor Services has been retained to assist in soliciting proxies at a fee of $6,250 plus distribution costs and other costs and expenses.

Electronic Access to Proxy Statement and Annual Report

      This Proxy Statement and the Company's 2001 Annual Report on Form 10-K may be viewed online at www.stagestoresinc.com. A copy of the Company's 2001 Annual Report on Form 10-K will also be furnished without charge to shareholders beneficially or of record at the close of business on April 5, 2002 on request to Bob Aronson, Director of Investor Relations, at (800) 579-2302. This Proxy Statement and the Company's 2001 Annual Report on Form 10-K are also available on the SEC's EDGAR database at www.sec.gov.

APPENDIX A

CHARTER FOR THE AUDIT COMMITTEE
OF STAGE STORES, INC.
April 5, 2002

I.      DESCRIPTION AND PURPOSE

The Audit Committee (the "Committee") is a standing committee of the Board of Directors (the "Board") of Stage Stores, Inc. (the "Company") whose primary function is to ensure the integrity of the Company's financial statements. The Committee shall assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the Board and others, the internal control structure, the audit process, and the adherence to applicable laws and regulations. Considering the size and complexity of the Company, the Committee shall apply reasonable materiality standards to all of its activities.

II.      COMPOSITION/EXPERTISE REQUIREMENT OF AUDIT COMMITTEE MEMBERS

A.      In General

1.	The Committee shall consist of at least three members, comprised solely of Independent Directors, as that term is defined below.
2.

Each member of the Committee must be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement or must become able to do so within a reasonable period of time after his or her appointment to the Committee.

3.

At least one member of the Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities.

B.     Independent Director

As used in this Charter, "Independent Director" means a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

1.	a director who is employed by the Company or any of its affiliates for the current year or any of the past three years;
2.

a director who accepted any compensation from the Company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for service on the Board, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

3.

a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Company or any of its affiliates as an executive officer. Immediate family includes a person's spouse, parents, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in the director's home;

4.

a director who is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company's securities) that exceed five percent (5%) of the Company's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

5.	a director who is employed as an executive of another entity where any of the Company's executives serve on that entity's compensation committee.

C.     Limited Exception to Independent Director Requirement.

Notwithstanding paragraph II.A., one director who is not independent, as defined in paragraph II.B., and is not a current employee or an immediate family member of an employee, may be appointed to the Committee, if the Board, under exceptional and limited circumstances, determines that membership on the Committee by that director is required by the best interests of the Company and its shareholders, and the Board discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination.

III.     MEETINGS

The Committee shall meet as frequently as circumstances require, but in any event on a quarterly basis. The Committee may ask members of management or others to attend meetings and may provide pertinent information to them as the Committee deems necessary. The Committee should meet privately in executive session at least annually with management, the director of the Company's internal auditing department, the independent auditors, and as a committee to discuss any matters that the Committee or any of those groups believe should be discussed. In addition, the Committee should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors' limited review procedures. Minutes shall be taken for each Committee meeting which shall then be approved at the next meeting of the Committee.

IV.     RESPONSIBILITIES AND DUTIES

The Committee's primary responsibilities and duties are as follows:

A.     In General

1.	Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.
2.	Monitor the independence and performance of the Company's independent auditors and the performance of the Company's internal auditing department.
3.	Provide an avenue of communication between the independent auditors and the Company's internal auditing department.
4.	Provide an avenue of communication among the independent auditors, management, the Company's internal auditing department, and the Board.

B.     Review Procedures

1.

Review and reassess the adequacy of this Charter on an annual basis. Submit the Charter to the Board for approval and have the document published at least every three years in accordance with SEC regulations and the rules of the stock exchange on which the Company's securities are traded.

2.

Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding principals, practices, and judgments.

3.

In conjunction with management, the independent auditors, and the Company's internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors and the Company's internal auditing department together with management's responses.

4.

Review with management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principals and any items required to be communicated by the independent auditors in accordance with SAS 61. The Chairman of the Committee may represent the entire Committee for purposes of this review.

5.	Review with the independent auditor:
a.

The Company's financial statements and related footnotes and the independent auditor's report thereon, including their report on the adequacy of the Company's internal controls and any significant recommendations they may offer to improve internal controls;

b.	Any significant accruals, reserves or estimates which may have a material impact on the financial statements; and
c.	Any difficulties or disputes with management encountered by the independent auditor during the course of the audit and any instances of second opinions sought by management.

                6.     Consider and review with the independent auditor:
a.	The adequacy of the Company's internal controls and any significant findings during thc year and management's responses thereto; and
b.	Any difficulties encountered in the course of the internal audits, including any restrictions on the scope of their work or access to required information.
7.	Consider with management and the independent auditor the possible impact of any pending changes in accounting standards or rules as promulgated by the FASB or others.
8.

Review with legal counsel any legal and regulatory matters that may have a material impact on the financial statements and any reports received from regulators, and any environmental compliance and reserves.

9.	Report Committee actions to the Board with such recommendations as the Committee may deem appropriate.

C.      Independent Auditors

1.

The independent auditors are ultimately accountable to the Committee and the Board. The Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor (or to nominate the independent auditor to be proposed for shareholder approval in any proxy statement).

2.

The Committee is responsible for ensuring that the independent auditor submits on a periodic basis to the Committee a formal written statement delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1, and the Committee is responsible for actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and for taking, or recommending that the Board take appropriate action to oversee the independence of the independent auditor. The Committee shall review the independence and the performance of the auditors and annually recommend to the Board the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant. To ensure independence, on an annual basis, the Committee shall review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

3.

The Committee shall review the independent auditors' audit plan - discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach to ensure completeness of coverage, reduction in redundant efforts, and the effective use of audit resources.

4.	The Committee shall approve the fees and other significant compensation to be paid to the independent auditors.
5.	The Committee shall approve any change in the independent auditor's engagement partner or audit partner responsible for the audit of the Company's financial statements.

V.      INVESTIGATIONS

The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and duties and it has direct access to the independent auditors as well as anyone in the Company. The Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary to fulfill its responsibilities and duties.

VI.      WRITTEN AFFIRMATION

Once each year the Committee shall provide the Company through the Board, and the Company shall provide to the stock exchange on which the Company's securities are traded, written confirmation regarding:
1.	Any determination that the Board has made regarding the independence of directors who are members of the Committee pursuant to this Charter;
2.	The financial literacy of the Committee members;
3.	The determination that at least one of the Committee members has accounting or related financial management expertise; and
4.	The annual review and reassessment of this Charter.